Exhibit 99.1

Natural Grocers by Vitamin Cottage Announces Second Quarter Fiscal 2020 Results

Lakewood, Colorado, May 7, 2020. Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) today announced results for its second quarter of fiscal 2020 ended March 31, 2020 and revised its outlook for fiscal 2020.

Highlights for Second Quarter Fiscal 2020 Compared to Second Quarter Fiscal 2019

●	Net sales increased 20.4% to $277.5 million;
●	Daily average comparable store sales increased 17.0%;
●	Operating income increased 116.6% to $13.3 million;
●	Net income increased 151.8% to $9.7 million with diluted earnings per share of $0.43;
●	EBITDA increased 57.7% to $21.1 million;
●	Opened two new stores, resulting in a 3.3% new store growth rate for the twelve-month period ended March 31, 2020; and
●	The Board of Directors has extended the Company’s share repurchase program and declared a quarterly dividend of $0.07 per common share.

“Our exceptional results for the second quarter were driven by unprecedented sales activity resulting from the COVID-19 outbreak,” said Kemper Isely, Co-President. “We are deeply grateful to our amazing good4uSM Crew members, who worked tirelessly during the quarter to quickly adapt to new circumstances on an almost daily basis. Due to their efforts, our company was able to continue delivering to customers in all our markets the highest quality natural and organic produce, groceries and household essentials during a period of unparalleled challenges. We wish to thank each and every one of our Crew members, who are heroes in masks and aprons, for their courageous work and selfless contribution; they are the personification of the same principles and integrity that have distinguished the Natural Grocers name for the past 65 years.”

Mr. Isely continued: “During the second quarter, we saw net sales increase 20.4%, with average daily comparable store sales growth of 17.0%. We experienced above-average sales increases in household products, supplements, grocery and bulk. We are one of the few retailers where consumers can still buy bulk products, as we prepackage all bulk at our own bulk processing facility. Our private label brands also performed well. We experienced increased net sales, driven by a significantly increased average basket size, beginning in late February and continuing through the end of the quarter, driven by our customers’ response to the COVID-19 pandemic. We remain focused on ensuring our supply chain is able to keep up with demand, supporting our Crew members and providing our customers with the products they need, as we work as a community to get through these uncertain times,”

Mr. Isely added: “The safety of our heroes in masks and aprons and customers has been the driving factor behind every decision we have made over the past several months, and will continue to be throughout this global pandemic. We are proud of the numerous steps we took proactively to protect the safety of our Crew members and customers. Those steps include establishing social distancing measures throughout our stores; sourcing and repacking bulk hand sanitizer for our Crew members when supplies were limited; relying on family, Crew and community to produce more than 6,000 face masks for all our Crew members and requiring those masks to be worn; establishing customer capacity limits in our stores; adjusting store hours to allow for cleaning and restocking; installing plexiglass protective shields at our checkouts; creating store hours reserved for seniors and other at-risk members of the community; expanding medical leave; and instituting our Hero Pay program, which includes raising wages and paying bonuses to our Crew members in recognition of their extraordinary efforts and to ease the financial burdens on their families.”

In addition to presenting the financial results of Natural Grocers by Vitamin Cottage, Inc. and its subsidiaries (collectively, the Company) for the second quarter of fiscal 2020 and 2019 in conformity with U.S. generally accepted accounting principles (GAAP), the Company is also presenting EBITDA, which is a non-GAAP financial measure. The reconciliation from GAAP to this non-GAAP financial measure is provided at the end of this earnings release.

Operating Results — Second Quarter Fiscal 2020 Compared to Second Quarter Fiscal 2019

During the second quarter of fiscal 2020, net sales increased $47.1 million, or 20.4%, to $277.5 million compared to the same period in fiscal 2019, driven by a $42.3 million increase in comparable store sales and a $4.8 million increase in new store sales. Daily average comparable store sales increased 17.0% in the second quarter of fiscal 2020 compared to a 2.9% increase in the second quarter of fiscal 2019. The daily average comparable store sales increase during the second quarter of fiscal 2020 reflected a 13.1% increase in daily average transaction size and a 3.5% increase in daily average transaction count. Daily average mature store sales increased 15.4% in the second quarter of fiscal 2020 compared to a 1.8% increase in the second quarter of fiscal 2019. The increase in comparable store sales during the three months ended March 31, 2020 was primarily driven by significantly increased net sales starting in late February 2020 as a result of the COVID-19 outbreak. From the start of the second quarter of fiscal 2020 through late February 2020, the Company’s comparable store sales were generally consistent with the prior fiscal quarter. During March 2020, comparable store sales increased by approximately 40% compared to March 2019, driven by customer response to the COVID-19 outbreak. Also contributing to the increase in comparable store sales during the quarter ending March 31, 2020 were marketing initiatives, promotional pricing campaigns and increased membership in and usage of the {N}power® customer loyalty program. For fiscal 2020, mature stores include all stores open during or before fiscal 2015.

Gross profit increased $15.6 million, or 25.1%, to $77.8 million for the three months ended March 31, 2020 compared to $62.2 million for the three months ended March 31, 2019. Gross profit reflects earnings after both product and occupancy costs. Gross margin increased to 28.0% for the three months ended March 31, 2020 compared to 27.0% for the three months ended March 31, 2019. The increase in gross margin for the three months ended March 31, 2020 was primarily driven by a decrease in store occupancy and shrink expenses, both as a percentage of sales, and a shift in sales mix to higher margin products.

Store expenses during the second quarter of fiscal 2020 increased 13.4% compared to the same period in fiscal 2019 to $56.9 million. The increase in store expenses during the three months ended March 31, 2020 was primarily driven by the hiring of approximately 650 temporary Crew members to support operational demands, and wage increases and bonuses for the Company’s store Crew members, all related to the COVID-19 pandemic. Store expenses as a percentage of sales decreased to 20.5% during the second quarter of fiscal 2020 compared to 21.8% in the second quarter of fiscal 2019. The decrease in store expenses as a percentage of sales was primarily driven by leverage on store expenses due to the increased sales volume resulting from the COVID-19 pandemic.

Administrative expenses increased 22.2% to $7.0 million during the second quarter of fiscal 2020 compared to $5.8 million for the same period in fiscal 2019. Administrative expenses as a percentage of sales were 2.5% during the second quarter of fiscal 2020, consistent with the second quarter of fiscal 2019.

Pre-opening and relocation expenses increased $0.5 million to $0.7 million during the second quarter of fiscal 2020 compared to the comparable period in fiscal 2019. This increase was due to the impact of the number and timing of new store openings and relocations. The Company opened two new stores in the second quarter of fiscal 2020 compared to opening one new store and relocating one store in the second quarter of fiscal 2019.

Operating income increased 116.6% to $13.3 million during the second quarter of fiscal 2020 compared to the comparable period in fiscal 2019. Operating margin during the second quarter of fiscal 2020 increased to 4.8% compared to 2.7% in the same period in fiscal 2019. The increase in operating margin was primarily a result of strong sales growth, increased gross margin and leverage in store expenses, partially offset by higher pre-opening expense and the impact of the new lease accounting standard.

Interest expense during the second quarter of fiscal 2020 was $0.5 million compared to $1.3 million in the prior year period. The lower interest expense reflects a decrease in the number of finance leases (formerly classified as capital and financing leases) as well as a decrease in the average outstanding balance of the Company’s credit facility.

The Company’s effective income tax rate for the second quarter of fiscal 2020 was 23.7% compared to 20.3% for the second quarter of 2019.

Net income for the second quarter of fiscal 2020 was $9.7 million, or $0.43 of diluted earnings per share, compared to net income of $3.9 million, or $0.17 of diluted earnings per share in the second quarter of fiscal 2019.

EBITDA increased 57.7% to $21.1 million in the second quarter of fiscal 2020 compared to $13.4 million in the second quarter of fiscal 2019. The increase was primarily driven by the significant growth in net sales and margin improvement as a result of the impact of the COVID-19 outbreak.

Operating Results — First Half Fiscal 2020 Compared to First Half Fiscal 2019

During the first half of fiscal 2020, net sales increased $55.6 million, or 12.3%, to $507.6 million compared to the same period in fiscal 2019, primarily driven by a $46.4 million increase in comparable store sales and a $9.4 million increase in new store sales, partially offset by a $0.2 million decrease in sales from one store that closed during the first quarter of fiscal 2019. Daily average comparable store sales increased 9.7% in the first half of fiscal 2020 compared to a 4.2% increase in the first half of fiscal 2019. The daily average comparable store sales increase during the first half of fiscal 2020 reflected an 8.1% increase in average transaction size and a 1.5% increase in daily average transaction count. Daily average mature store sales increased 8.2% in the first half of fiscal 2020 compared to a 2.7% increase in the first half of fiscal 2019. The increase in comparable store sales during the six months ended March 31, 2020 was primarily driven by significantly increased net sales starting in late February 2020 as a result of the COVID-19 outbreak. Also contributing to the increase in comparable store sales during the six months ending March 31, 2020 were marketing initiatives, promotional pricing campaigns and increased membership in and usage of the {N}power customer loyalty program.

Gross profit during the first half of fiscal 2020 increased 14.0% over the same period in fiscal 2019 to $138.3 million. Gross profit reflects earnings after both product and occupancy costs. Gross margin was 27.3% of sales for the first half of fiscal 2020 compared to 26.9% of sales for the first half of fiscal 2019. The increase in gross margin was primarily driven by a decrease in store occupancy and shrink expenses, both as a percentage of sales, and a shift in sales mix to higher margin products.

Store expenses during the first half of fiscal 2020 increased $9.0 million, or 9.1%, to $108.3 million. The increase in store expenses during the six months ended March 31, 2020 was primarily driven by the hiring of approximately 650 temporary Crew members to support operational demands, and wage increases and bonuses for the Company’s store Crew members, all related to the COVID-19 pandemic. Store expenses as a percentage of sales decreased to 21.3% during the first half of fiscal 2020 compared to 22.0% in the first half of fiscal 2019. The decrease in store expenses as a percentage of sales was primarily driven by leverage on store expenses due to the increased sales volume resulting from the COVID-19 pandemic.

Administrative expenses during the first half of fiscal 2020 increased 16.1% to $12.9 million compared to the same period in 2019. Administrative expenses as a percentage of sales were 2.5% during the first half of fiscal 2020, consistent with the same period in fiscal 2019.

Pre-opening and relocation expenses increased $0.3 million to $1.1 million during the first half of fiscal 2020 compared to the comparable period in fiscal 2019. This increase was due to the impact of the number and timing of new store openings and relocations. During the first half of fiscal 2020, the Company opened four new stores compared to opening five new stores and relocating two stores in the first half of fiscal 2019.

Operating income increased 58.6% to $16.1 million during the first half of fiscal 2020 compared to $10.2 million for the comparable period in fiscal 2019. Operating margin increased 90 basis points to 3.2% compared to 2.2% in the same period in fiscal 2019.

Interest expense during the first half of fiscal 2020 decreased $1.5 million compared to the comparable period in fiscal 2019, primarily due to a decrease in the number of finance leases (formerly classified as capital and financing leases) as well as a decrease in the average outstanding balance of the Company’s credit facility.

Income tax expense increased $1.9 million during the first half of fiscal 2020 to $3.5 million compared to $1.6 million in the first half of fiscal 2019. The Company’s effective income tax rate for the first half of fiscal 2020 was approximately 23.0% compared to 20.5% for the six months ended March 31, 2019.

Net income for the first half of fiscal 2020 was $11.6 million, or $0.51 of diluted earnings per share, compared to $6.1 million, or $0.27 of diluted earnings per share, for the first half of fiscal 2019.

EBITDA increased 28.2% to $31.7 million in the first half of fiscal 2020 compared to $24.7 million in the first half of fiscal 2019.

Balance Sheet and Cash Flow

As of March 31, 2020, the Company had $29.4 million in cash and cash equivalents and $49.0 million available for borrowing under its $50 million revolving credit facility, with $1.0 million of letters of credit outstanding.

During the first six months of fiscal 2020, the Company generated $53.4 million in cash from operations and invested $20.1 million in net capital expenditures, primarily for new stores.

Dividend & Share Repurchase Announcement

Today, the Company announced the declaration of a cash dividend of $0.07 per common share. The dividend will be paid on June 16, 2020 to all stockholders of record at the close of business on June 1, 2020.

The Company also announced that its Board of Directors has extended the Company’s $10.0 million share repurchase program to May 31, 2022. The dollar amount of shares of the Company’s common stock that may yet be repurchased under the share repurchase program is $8.3 million.

Growth and Development

During the second quarter of fiscal 2020, the Company opened two new stores, ending the quarter with a total store count of 157 stores in 20 states. The Company’s two new store openings during the second quarter of fiscal 2020 compared to opening one new store and relocating one store in the second quarter of fiscal 2019, resulting in 3.3% and 4.8% unit growth rates for the twelve month periods ended March 31, 2020 and March 31, 2019, respectively.

The Company has signed leases for three new stores and has acquired the property for one additional new store; such new stores will be located in Colorado, New Mexico, Oregon, and Utah. These new stores are planned to open during fiscal 2020 and beyond.

Fiscal 2020 Outlook

The Company has updated its fiscal 2020 outlook, reflecting year to date results and current trends in light of the rapidly evolving COVID-19 environment. The Company cannot predict the duration or severity of the current COVID-19 environment and how that could impact financial results. The fiscal 2020 outlook does not contemplate significant additional changes to the current operating environment as a result of further COVID-19 developments and assumes a moderation of COVID-19 related elevated sales as the year progresses. Additionally, the Company intends to delay signing new lease commitments in the near-term as it monitors the evolving macroeconomic situation. The Company expects:

Fiscal 2020 Outlook
Number of new stores	6-7
Number of relocations	1
Daily average comparable store sales growth	5.0% to 9.0%
Net income as a percentage of sales	1.1% to 1.5%
Diluted earnings per share[1]	$0.54 to $0.62

Capital expenditures (in millions)	$28 to $33

1 The adoption of the new lease accounting standard effective October 1, 2019 is expected to result in incremental occupancy expense, which is expected to negatively impact diluted earnings per share by $0.01 to $0.02 for fiscal 2020.

Earnings Conference Call

The Company will host a conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time) to discuss this earnings release. The dial-in number is 1-888-347-6606 (US); 1-855-669-9657 (Canada); or 1-412-902-4289 (International). The conference ID is “Natural Grocers by Vitamin Cottage.” A simultaneous audio webcast will be available at http://Investors.NaturalGrocers.com and archived for a minimum of 30 days.

About Natural Grocers by Vitamin Cottage

Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) is an expanding specialty retailer of natural and organic groceries, body care products and dietary supplements. The products sold by Natural Grocers must meet strict quality guidelines and may not contain artificial colors, flavors, preservatives or sweeteners, or partially hydrogenated or hydrogenated oils. The Company sells only USDA certified organic produce and exclusively pasture-raised, non-confinement dairy products, and free-range eggs. Natural Grocers’ flexible smaller-store format allows it to offer affordable prices in a shopper-friendly retail environment. The Company also provides extensive free science-based nutrition education programs to help customers make informed health and nutrition choices. The Company, founded in 1955, has 157 stores in 20 states.

Visit www.NaturalGrocers.com for more information and store locations.

Forward-Looking Statements

The following constitutes a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995. Except for the historical information contained herein, statements in this release are “forward-looking statements” and are based on current expectations and assumptions that are subject to risks and uncertainties. All statements that are not statements of historical fact are forward-looking statements. Actual results could differ materially from those described in the forward-looking statements because of factors such as risks and challenges related to the COVID-19 pandemic, the economy, changes in the Company’s industry, business strategy, goals and expectations concerning the Company’s market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources, future growth, other financial and operating information and other risks detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2019 (the Form 10-K) and the Company’s subsequent quarterly reports on Form 10-Q. The information contained herein speaks only as of the date of this release and the Company undertakes no obligation to update forward-looking statements, except as may be required by the securities laws.

For further information regarding risks and uncertainties associated with the Company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Form 10-K and the Company’s subsequent quarterly reports on Form 10-Q, copies of which may be obtained by contacting Investor Relations at 303-986-4600 or by visiting the Company’s website at http://Investors.NaturalGrocers.com.

Investor Contact:

Scott Van Winkle, ICR, Managing Director, 617-956-6736, scott.vanwinkle@icrinc.com

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Income

(Unaudited)

(Dollars in thousands, except per share data)

	Three months ended March 31,		Six months ended March 31,
	2020	2019	2020	2019
Net sales	$277,524	230,447	507,554	451,962
Cost of goods sold and occupancy costs	199,701	168,233	369,207	330,602
Gross profit	77,823	62,214	138,347	121,360
Store expenses	56,878	50,175	108,305	99,298
Administrative expenses	7,038	5,761	12,857	11,076
Pre-opening and relocation expenses	650	157	1,080	829
Operating income	13,257	6,121	16,105	10,157
Interest expense, net	(516)	(1,280)	(1,052)	(2,535)
Income before income taxes	12,741	4,841	15,053	7,622
Provision for income taxes	(3,023)	(981)	(3,467)	(1,565)
Net income	$9,718	3,860	11,586	6,057

Net income per common share:
Basic	$0.43	0.17	0.52	0.27
Diluted	$0.43	0.17	0.51	0.27
Weighted average number of shares of common stock outstanding:
Basic	22,493,341	22,413,055	22,482,285	22,399,665
Diluted	22,543,429	22,561,825	22,542,319	22,579,733

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Balance Sheets

(Dollars in thousands, except per share data)

	March 31, 2020	September 30, 2019
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$29,374	6,214
Accounts receivable, net	5,594	5,059
Merchandise inventory	88,411	96,179
Prepaid expenses and other current assets	3,253	7,728
Total current assets	126,632	115,180
Property and equipment, net	154,739	201,635
Operating lease assets	349,437	—
Finance lease assets	35,429	—
Deposits and other assets	657	1,638
Goodwill and other intangible assets, net	9,661	8,644
Deferred financing costs, net	37	17
Total assets	$676,592	327,114

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$70,767	63,162
Accrued expenses	22,663	19,061
Capital and financing lease obligations, current portion	—	1,045
Operating lease obligations, current portion	31,765	—
Finance lease obligations, current portion	2,550	—
Total current liabilities	127,745	83,268
Long-term liabilities:
Capital and financing lease obligations, net of current portion	—	51,475
Operating lease obligations, net of current portion	336,003	—
Finance lease obligations, net of current portion	34,248	—
Revolving credit facility	—	5,692
Deferred income tax liabilities, net	11,161	10,420
Deferred rent	—	11,393
Leasehold incentives	—	7,960
Total long-term liabilities	381,412	86,940
Total liabilities	509,157	170,208

Stockholders’ equity:
Common stock, $0.001 par value, 50,000,000 shares authorized, 22,510,279 shares issued at March 31, 2020 and September 30, 2019 and 22,503,810 and 22,463,057 outstanding at March 31, 2020 and September 30, 2019, respectively	23	23
Additional paid-in capital	56,439	56,319
Retained earnings	111,022	100,923
Common stock in treasury at cost, 6,469 and 47,222 shares, at March 31, 2020 and September 30, 2019, respectively	(49)	(359)
Total stockholders’ equity	167,435	156,906
Total liabilities and stockholders’ equity	$676,592	327,114

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Cash Flows

(Unaudited)

(Dollars in thousands)

	Six months ended March 31,
	2020	2019
Operating activities:
Net income	$11,586	6,057
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,595	14,576
Gain on disposal of property and equipment	—	(165)
Share-based compensation	552	663
Deferred income tax expense (benefit)	475	(546)
Non-cash interest expense	6	6
Changes in operating assets and liabilities
(Increase) decrease in:
Accounts receivable, net	(535)	254
Merchandise inventory	7,768	(1,107)
Prepaid expenses and other assets	(483)	97
Income tax receivable	4,960	(65)
Operating lease asset	14,973	—
(Decrease) increase in:
Operating lease liability	(15,285)	—
Accounts payable	10,146	4,469
Accrued expenses	3,602	(517)
Deferred compensation	—	(688)
Deferred rent and leasehold incentives	—	(441)
Net cash provided by operating activities	53,360	22,593
Investing activities:
Acquisition of property and equipment	(18,759)	(17,644)
Acquisition of other intangibles	(1,399)	(251)
Proceeds from sale of property and equipment	—	792
Proceeds from property insurance settlements	27	22
Net cash used in investing activities	(20,131)	(17,081)
Financing activities:
Borrowings under credit facility	226,000	185,200
Repayments under credit facility	(231,692)	(188,200)
Capital and financing lease obligation payments	—	(362)
Finance lease obligation payments	(1,082)	—
Dividend to shareholders	(3,148)	—
Loan fees paid	(25)	—
Payments on withholding tax for restricted stock unit vesting	(122)	(265)
Net cash used in financing activities	(10,069)	(3,627)
Net increase in cash and cash equivalents	23,160	1,885
Cash and cash equivalents, beginning of period	6,214	9,398
Cash and cash equivalents, end of period	$29,374	11,283
Supplemental disclosures of cash flow information:
Cash paid for interest	$328	439
Cash paid for interest on finance or capital and financing lease obligations, net of capitalized interest of $68 and $59, respectively	781	2,087
Income taxes paid	10	2,962
Deferred compensation paid	—	700
Supplemental disclosures of non-cash investing and financing activities:
Acquisition of property and equipment not yet paid	$3,748	1,228
Property acquired through capital and financing lease obligations	—	4,842
Property acquired through operating lease obligations	8,170	—
Property acquired through finance lease obligations	5,232	—

Non-GAAP financial measures

EBITDA

EBITDA is not a measure of financial performance under GAAP. We define EBITDA as net income before interest expense, provision for income taxes and depreciation and amortization. The following table reconciles net income to EBITDA for the periods presented, dollars in thousands:

	Three months ended March 31,		Six months ended March 31,
	2020	2019	2020	2019
Net income	$9,718	3,860	11,586	6,057
Interest expense, net	516	1,280	1,052	2,535
Provision for income taxes	3,023	981	3,467	1,565
Depreciation and amortization	7,888	7,290	15,595	14,576
EBITDA	$21,145	13,411	31,700	24,733

EBITDA increased 57.7% to $21.1 million in the three months ended March 31, 2020 compared to $13.4 million for the three months ended March 31, 2019. EBITDA increased 28.2% to $31.7 million in the six months ended March 31, 2020 compared to $24.7 million for the six months ended March 31, 2019. The increase in EBITDA was primarily driven by the significant growth in net income resulting from the increase in net sales starting in late February 2020 as a result of the COVID-19 outbreak. EBITDA as a percentage of sales was 7.6% and 5.8% in the three months ended March 31, 2020 and 2019, respectively. EBITDA as a percentage of sales was 6.2% and 5.5% in the six months ended March 31, 2020 and 2019, respectively. The number of stores with finance leases (previously classified as capital and financing lease obligations) decreased from 21 as of March 31, 2019 to 17 as of March 31, 2020 as a result of our adoption of ASC 842 effective October 1, 2019. Finance leases have a positive impact on EBITDA because, as discussed above, they result in lower cost of goods sold and occupancy costs. Conversely, the greater number of stores with operating leases during the six months ended March 31, 2020, led to higher cost of goods sold and occupancy costs, which negatively impacted both EBITDA and EBITDA as a percentage of sales.

Management believes some investors’ understanding of our performance is enhanced by including EBITDA, a non-GAAP financial measure. We believe EBITDA provides additional information about: (i) our operating performance, because it assists us in comparing the operating performance of our stores on a consistent basis, as it removes the impact of non-cash depreciation and amortization expense as well as items not directly resulting from our core operations such as interest expense and income taxes and (ii) our performance and the effectiveness of our operational strategies. Additionally, EBITDA is a component of a measure in our financial covenants under our Credit Facility.

Furthermore, management believes some investors use EBITDA as a supplemental measure to evaluate the overall operating performance of companies in our industry. Management believes some investors’ understanding of our performance is enhanced by including this non-GAAP financial measure as a reasonable basis for comparing our ongoing results of operations. By providing this non-GAAP financial measure, together with a reconciliation from net income, we believe we are enhancing analysts’ and investors’ understanding of our business and our results of operations, as well as assisting analysts and investors in evaluating how well we are executing our strategic initiatives.

Our competitors may define EBITDA differently, and as a result, our measure of EBITDA may not be directly comparable to those of other companies. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA is a supplemental measure of operating performance that does not represent, and should not be considered in isolation or as an alternative to, or substitute for, net income or other financial statement data presented in the consolidated financial statements as indicators of financial performance. EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as an alternative to, or as a substitute for, analysis of our results as reported under GAAP. Some of the limitations are:

●	EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

●	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

●	EBITDA does not reflect any impact for straight-line rent expense for leases classified as capital and financing lease obligations;

●	EBITDA does not reflect the interest expense, or the cash requirements necessary to service interest or principal payments on our debt;

●	EBITDA does not reflect our tax expense or the cash requirements to pay our taxes; and

●

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and EBITDA does not reflect any cash requirements for such replacements.

Due to these limitations, EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA as supplemental information.